Consent of Independent Public Accounting Firm

The Board of Directors
Palatin Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-33569, 333-56605, 333-64951, 333-72873, 333-84421, 333-52024, 333-54981, 333-74990, 333-100469, 333-101764, 333-104370, 333-112908) on Form S-3 and in the registration statements (No. 333-57079, 333-83876) on Form S-8, of Palatin Technologies, Inc. of our report dated August 13, 2004, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2004, and for the period from January 28, 1986 (inception) through June 30, 2004, which report appears in the June 30, 2004, annual report on Form 10-K of Palatin Technologies, Inc.

The consolidated financial statements of Palatin Technologies, Inc. for the period from January 28, 1986 (inception) to June 30, 2001, to the extent related to the period from January 28, 1986 (inception) to June 30, 2004, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated September 10, 2001. Our opinion on the statements of operations, stockholders' equity (deficit) and cash flows, insofar as it relates to the amounts included for the period from January 28, 1986 (inception) to June 30, 2001, is based solely on the report of the other auditors.

/s/ KPMG

Philadelphia, Pennsylvania
September 10, 2004